Exhibit 99.1

July 7, 2017

FOR RELEASE:

Dana Cochran

Senior Vice President and Marketing Manager

(910) 892-7080

DanaC@SelectBank.com

www.SelectBank.com

SELECT BANCORP NAMES EXECUTIVE VICE PRESIDENT
JOHNSON CHIEF OPERATING OFFICER

See accompanying photo.

DUNN, NC . . . Select Bancorp Inc. (NASDAQ: SLCT – the “Company”), the holding company for Select Bank & Trust, has named Executive Vice President Lynn H. Johnson chief operating officer, announced William L. Hedgepeth II, president and CEO. An accomplished and experienced human resources manager with over 16 years of experience, Johnson most recently served as executive vice president and chief administrative officer since 2014.

In her new role, she will oversee all compliance, operations, IT and facilities. She will continue to oversee all human resources aspects of the bank, training, performance management, talent acquisition, ethics and marketing. She will also continue to act as the bank’s EEO Officer.

“Lynn has a record of achievement with the bank and extensive experience in management and leadership roles,” said Hedgepeth. “She is well deserving of this promotion and will continue to play an integral role in our continued growth as a member of the executive management team for Select.”

Johnson started with the bank in June 2003 as human resources manager. She has also served as senior vice president and corporate ethics officer for Select Bank & Trust and legacy New Century Bank.

The bank has since grown to 13 branches in North Carolina with over 160 employees. Prior to joining the bank, Johnson worked as business manager at Campbell University for five years.

Johnson is a member of the Society of Human Resources Management, Society of Compliance and Ethics, the Raleigh-Wake County Human Resource Management Association and a past member of the board of directors of United Way of Harnett County. She also serves on the North Carolina Bankers Association Health Benefit Trust Board of Trustees.

A graduate of Wake Technical Community College with an associate’s degree in business, Johnson was accredited as a Senior Professional of Human Resources (SPHR) in 2013 and has also earned the Corporate Compliance Ethical Professional (CCEP) certification and is a graduate of the North Carolina School of Banking.

She and her husband, Leonard, live in Fuquay.

About Select Bancorp

Select Bancorp, Inc. is a bank holding company headquartered in Dunn, North Carolina whose wholly-owned subsidiary, Select Bank & Trust Company, is a state chartered commercial bank insured by the Federal Deposit Insurance Corporation (FDIC). Select Bank & Trust has 13 branch offices in the following North Carolina communities: Burlington, Clinton, Dunn, Elizabeth City, Fayetteville, Goldsboro, Greenville, Leland, Lillington, Lumberton, Morehead City, Raleigh and Washington. Select Bank & Trust serves these, and nearby communities focusing on local businesses and consumers as a dedicated community bank. The mission of Select Bank & Trust is to be the bank of choice in the communities we serve, by providing exceptional customer service, superior products and experienced bankers using a “common sense” approach to banking. When customers choose to bank with Select Bank, they receive quality financial products at a fair and competitive price, along with unparalleled friendly, courteous, and responsive service. More information can be obtained by visiting Select's web site at SelectBank.com.